Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated February 14, 2025, with respective to the consolidated financial statements of Cullgen Inc., included in the proxy statement/prospectus of Pulmatrix, Inc. that is made a part of the Registration Statement (Form S-4) of Pulmatrix, Inc.

/s/ Ernst & Young Hua Ming LLP
Shanghai, the People’s Republic of China
February 14, 2025